CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of RBC Funds Trust our reports dated May 23, 2019, relating to the financial statements and financial highlights, which appear in RBC Emerging Markets Equity Fund’s, RBC Emerging Markets Small Cap Equity Fund’s, RBC Emerging Markets Value Equity Fund’s, RBC Global Opportunities Fund’s and RBC International Opportunities Fund’s Annual Report on Form N-CSR for the year ended March 31, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, MN

January 28, 2020